Free Writing Prospectus (Supplements the Preliminary Prospectus Supplement dated March 6, 2018)	Filed pursuant to Rule 433 under the Securities Act Registration Statement No. 333-221965

CIT Group Inc.
$500,000,000 4.125% Senior Unsecured Notes due 2021 (the “2021 Notes”)

$500,000,000 5.250% Senior Unsecured Notes due 2025 (the “2025 Notes”)

Pricing Term Sheet

March 6, 2018

Terms Applicable to Each Series of Notes
Issuer:	CIT Group Inc.
Trade Date:	March 6, 2018
Settlement Date:	March 9, 2018 (T+3).
Interest Payment Dates:	March 9 and September 9, commencing September 9, 2018
Record Dates:	February 25 and August 25

Terms Applicable to the 2021 Notes
Principal Amount:	$500,000,000
Final Maturity Date:	March 9, 2021
Benchmark Treasury:	2.250% UST due February 15, 2021
Benchmark Treasury Price:	99-16 ¾
Benchmark Treasury Yield:	2.418%
Spread to Benchmark Treasury:	+170.7 basis points
Yield to Maturity:	4.125%
Coupon:	4.125%
Price to Public:	100.00%
Optional Redemption:
Make-Whole Call:	Treasury Rate plus 50 basis points (before February 9, 2021)
Par Call:	On or after February 9, 2021
CUSIP/ISIN Number:	125581 GV4 / US125581GV41

Terms Applicable to the 2025 Notes
Principal Amount:	$500,000,000
Final Maturity Date:	March 7, 2025
Benchmark Treasury:	2.750% UST due February 28, 2025
Benchmark Treasury Price:	99-19
Benchmark Treasury Yield:	2.814%
Spread to Benchmark Treasury:	+243.6 basis points
Yield to Maturity:	5.250%

Coupon:	5.250%
Price to Public:	100.00%
Optional Redemption:
Make-Whole Call:	Treasury Rate plus 50 basis points (before December 7, 2024)
Par Call:	On or after December 7, 2024
CUSIP/ISIN Number:	125581 GW2 /US125581GW24

Joint Book-Running Managers:	Barclays Capital Inc. Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated
Co-Managers:	CIT Capital Securities LLC Citigroup Global Markets Inc. Credit Agricole Securities (USA) Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC

Under Rule 15c6-1 of the Securities and Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of pricing will be required, by virtue of the fact that the Notes will initially settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the Issuer or any underwriter will arrange to send you the prospectus if you request it by calling any of the Joint Book-Running Managers at its number below:

Barclays Capital Inc.	(888) 603-5847
Credit Suisse Securities (USA) LLC	(800) 221-1037
Deutsche Bank Securities Inc.	(800) 503-4611
Merrill Lynch, Pierce, Fenner & Smith Incorporated	(800) 294-1322

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.